Item 26. Exhibit (q)

Description of Issuance, Transfer, and Redemption Procedures for Variable Life Policies Offered by
Massachusetts Mutual Life Insurance Company & Affiliated Life Insurers – April 19, 2021

I.	General Information

A.       Securities Rule 6e-3 Requirement – As required by Rule 6e-3 (T) (b) (12) (iii), adopted pursuant to the Investment Company Act of 1940, this document sets forth a summary of the current principal administrative policies and procedures (Procedures) that might be deemed to constitute, either directly or indirectly, Financial Transactions involving the variable life products (collectively referred to as the “Policies”) issued by Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, and/or MML Bay State Life Insurance Company and the issuance of accumulation units by their respective separate accounts (collectively the “Separate Account”) as set forth in their respective registration statements listed in the table below. Massachusetts Mutual Life Insurance Company (MassMutual), C.M. Life Insurance Company (CM Life), and/or MML Bay State Life Insurance Company (MML Bay State) are collectively referred to as the “Company”, “We” or “Our”.

Product Name	Issuing Companies	SEC Registration Numbers

Variable Life Plus (VLP)	MassMutual MML Bay State	MassMutual: 033-23126 MML Bay State: 033-19605

Variable Life Select (VLS)	MassMutual MML Bay State	MassMutual: 033-89798 MML Bay State: 033-82060

Variable Universal Life (VUL)	MassMutual CM Life	MassMutual: 333-49475 CM Life: 333-49457

Variable Universal Life II (VUL II)	MassMutual	MassMutual: 333-50410

Variable Universal Life III (VUL III)	MassMutual	MassMutual 333-150916

Apex VUL	MassMutual	MassMutual: 333-229670

Certain sections of this document do not apply to those Policies that are no longer for sale, including: VLP, VLS, VUL, and VUL II.

B.       Life Insurance – This summary reflects the fact that the life insurance features of the Policies necessitate procedures that may differ in certain respects from the administrative policies and procedures for similar transactions applicable to variable annuity and mutual fund transactions.

C.       In Good Order – means that the Company has received at its home office at 1295 State Street, Springfield, MA 01111-0001, the MassMutual Customer Service Center, or such other locations as designated by the Company (including, but not limited to, bank lockboxes; our secure website) everything that it needs to process the particular transaction accurately. For example, the Company may require certain forms to be completed and signed or that the policy owner provide unambiguous authorizations or instructions.

D.       Financial Transactions – are those that involve the purchase or sale of accumulation units of one or more divisions of the Separate Account or the movement of funds from or to the Guaranteed Principal Account (GPA) and include such transactions as premium payments, transfers, loans, loan repayments and withdrawals/surrenders. Requests for Financial Transactions must be submitted to the Company by a method approved by the Company. Financial Transactions will be effective as of the Valuation Date on which the request for the Financial Transaction is received in good order or becomes in good order, provided such request is received before 4:00 PM ET – the time the New York Stock Exchange (NYSE) normally closes. If the NYSE closes early, its closing time will be substituted for the 4:00 PM Eastern Time. If receipt is at 4:00 PM or after the NYSE closes, the Financial Transaction will be priced as of the next Valuation Date.

To the extent practicable, the Company will process Financial Transactions on a “same day” basis – that is, on the Valuation Date the request is received in good order or first becomes in good order. If the Policy is in a grace period, no fund transfers, loans, and withdrawals can be processed. If the Financial Transaction occurs automatically, such as the deduction of Monthly Charges, transactions pursuant to a Dollar Cost Averaging Plan or a Portfolio Rebalancing Plan, the Financial Transaction shall be effective as of a date consistent with Sections II.B.6, 7, and 8 below. If the policy owner has assigned the Policy, the assignee rather than the policy owner may be the only person having the right to initiate Financial Transactions.

E.       Capitalized Terms – Capitalized terms refer to terms defined either in the Policy or the Policy’s prospectus.

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F.       Application and Underwriting Standards – Upon receipt of a completed application for a Policy, the Company will follow certain insurance underwriting (i.e., evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed insured before a determination can be made. A Policy will not be issued until this underwriting procedure has been completed.

Insurance charges (also known as “cost of insurance charges”) for the Policy will not be the same for all policy owners. The insurance principle of pooling and distribution of mortality risks is based upon the assumption that each policy owner pays a cost of insurance charge commensurate with the insured’s mortality risk, which is actuarially determined based on factors such as age, health, and occupation. In the context of life insurance, a uniform mortality charge (cost of insurance charge) for all insureds would discriminate unfairly in favor of those insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be different “prices” for each actuarial category of insureds because different costs of insurance rates will apply. While not all policy owners will be subject to the same cost of insurance rates, there will be a single “rate” for all policy owners in a given actuarial category. The Policies will be offered and sold pursuant to MassMutual’s underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among insureds, but recognize that premiums must be based upon factors such as age, health, and occupation. Tables showing the maximum cost of insurance charges will be delivered as part of the Policy.

The Company may set and adjust minimum face amounts required for issuance of the Policies at any time without notice.

II.	Financial Transactions

A.      Premium Payments

General: Premium payments are flexible as to both timing and amount. Any amount of premium may be paid at any time while the insured is living, subject to certain limitations imposed by the Company. The Company may adopt reasonable procedures for dealing with payments that are not in good order and therefore placed in suspense accounts.

1.	Initial Premium Payments – General:

a.	Underpayments: In accordance with industry practice, the Company has established procedures to collect initial premiums that are below the minimum required.

b.	Temporary Life Insurance Receipts and In Good Order Premium Payments:

(1)	A temporary life insurance receipt (TLIR) must accompany all applications submitted with premium (TLIR premium). Generally, the TLIR is in effect from the date of the application until the effective date of the new life insurance policy, subject to the terms of the TLIR. Temporary insurance coverage under a TLIR is not available when an application is submitted for a conversion or a guaranteed insurability option. The TLIR does not guarantee that a life insurance policy will be issued and does not provide disability, long-term care, or waiver of premium benefits. The proposed insured is eligible for TLIR coverage if he/she meets certain age requirements and is able to answer “No” to all of the health questions.

The maximum aggregate benefit payable under all TLIRs on the same insured is the lesser of (1) $1,000,000 or (2) the total amount of life insurance currently applied for, including the death benefit under any riders, and excluding any disability coverage.

The TLIR also offers insurability protection. Subject to the terms of the TLIR, any health changes that occur after the latest of (1) the date the Application Part 1 and Part 2 have been completed and signed, (2) the date the TLIR has been completed and signed and the minimum payment required with it has been received, or (3) the date that any required medical examination(s) and tests are completed, will not be considered in determining whether to issue the Policy for which the proposed insured has applied. The Company reserves the right to limit coverage under the Policy, based upon its assessment of any such changes in health, to the lesser of (1) the amount applied for or (2) $1,000,000. No insurance protection coverage is provided if (1) the answer to any of the health questions is “Yes” or left blank or (2) health changes are caused by self-inflicted injury.

Insurance and insurability protection under the TLIR will end on the earliest of:

(1)	90 days following the start date;

(2)	30 days following the start date if the Company has not received Part 2 of the Application and all initial underwriting requirements (internally published age & amount requirements);

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(3)	The date the Company refunds the payment made or mails a notice indicating the temporary insurance is terminated (the Company may terminate this temporary insurance at any time);

(4)	The date the Application is withdrawn or refund of the payment is requested;

(5)	The date the owner or applicant refuses to accept the life insurance policy issued; or

(6)	The effective date of the new life insurance Policy as described in the Part 1 Application.

The Company will allocate the TLIR premium to its general investment account. The Company will not credit interest on the TLIR premium. If the new Policy is approved, the TLIR premium becomes the initial premium payment for the new life insurance policy and is applied toward the initial premium due as described below.

The home office associate will apply the initial premium payment on a Valuation Date depending upon when the payment is received and the type of refund offered under the Policy’s right to return/cancel (“free look”) provision.

(1)	Initial Premium Received Before Issue: If the initial premium payment is received prior to the Issue Date of a Policy, then the premium payment is deposited in the Company’s general investment account. If the Policy is subsequently issued, the premium held in the Company’s general investment account is applied to the Policy according to the applicable free look provision.

(2)	Initial Premium Received After Issue: If the initial premium payment is received on or after the Issue Date, the payment is applied to the Policy according to the applicable free look provision.

See Section 2 below for additional information on Initial Premium Payments and paragraphs 4 and 5 below for details concerning free look provisions.

“Good order” for initial premium payments means that the Part 1 of the Application is completed, a suitability review and approval have occurred, all producer licensing issues are resolved, all owner and insured information is furnished, all signatures are obtained, all premium has been received, including any subsequent premiums already due, and all other requirements are satisfied as determined by the Company.

2.	Initial Premium Payments – Product Specific

Initial Premium Payments – VUL III and Apex VUL:

The policy owner determines the first premium payable under the Policy, but it must be at least equal to the minimum initial premium. The minimum initial premium depends on the insured’s chosen premium frequency, the policy’s initial face amount and death benefit options, the issue age, gender, and risk classification of the insured, and any riders on the Policy.

Initial premium paid by check must be one of the following: (a) bank check (b) cashier’s check (c) personal check or (d) 1035 Exchange check. We also allow initial premium to be paid by electronic methods such as wire transfer, electronic funds transfers, or Automated Clearing House (ACH). We will not allow initial premium to be paid by (a) money orders (b) United States Postal Services Postal Money Orders (c) Travelers Checks or (d) cash. Once the initial premium is received, we deduct a premium expense charge resulting in an initial net premium available for allocation. The Company will allocate any net premiums received before the Issue Date of the Policy to our general investment account. The Company will not credit interest on these premium payments.

Initial premium payments that are in good order and held in our general investment account on the Issue Date or received on the Issue Date will be credited with the current interest rate for the GPA on that date. The initial net premium payment, including any amounts held in the general investment account, will be allocated among the Separate Account divisions and the GPA according to the net premium allocation instructions on the Register Date.

If the Policy states that upon free look we will refund the Policy’s account value, less any withdrawals and policy debt, the Register Date is the Valuation Date that is on or next follows the later of:

a.	the day after the Issue Date of the Policy; and

b.	the date the balance of the initial premium is received at our Administrative Office or the appropriate lockbox.

If the Policy states that upon free look we will refund the premium paid less any withdrawals and policy debt,

1.	The Register Date is the Valuation Date that is on or next follows the later of:

a.	the number of days in the Policy’s free look period starting from the Policy’s Issue Date; and

b.	the date the balance of the initial premium is received at our Administrative Office or the appropriate lockbox.

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2.	The Company will allocate existing values, held as of the Policy’s Issue Date, to the money market division on the first Valuation Date after the Issue Date. (The existing values at this time would be any money taken with the application for the Policy less any applicable charges plus any interest earned on the Issue date.); and

3.	The Company will allocate any net premiums received after the Issue Date but before the Register Date to the money market division.

We will deduct monthly charges from the initial net premium if a Monthly Charge Date (MCD) occurs before the initial net premium is transferred to one or more of the Policy’s Separate Account divisions and/or to the Policy’s GPA. If a policy owner requests in his/her application that the Company set the Policy Date to be a specific date earlier than the Issue Date (referred to as “backdating”), monthly charges will be deducted as of the Policy Date and will cover a period of time that has already passed and during which the policy was not in effect. If permitted by the laws of the state in which the Policy is issued, the Policy may be backdated up to six months. Any net premiums received before the Issue Date of the Policy will be allocated to our general investment account. If the policy owner pays a premium with his/her application and requests the Policy be backdated to a date earlier than the date we receive the payment, interest will not accrue on the Policy prior to the Policy’s Issue Date.

3.	Crediting of Subsequent Premium Payments

(a)	The Company will credit subsequent net premium payments to a Policy on the Valuation Date on which the premium payment is received in good order at our Administrative Office or designated lockbox for the processing of premium and other policy payments. This distinction is outlined in the prospectus for the customer. Any subsequent premium payment dishonored by a bank after it has been applied to the Policy will be deemed void, and the payment will be reversed.

(b)	For all products, except VLP and VLS, if a subsequent premium payment would, pursuant to the Internal Revenue Code: (1) result in the Policy no longer qualifying as life insurance or (2) would cause the Policy to become a Modified Endowment Contract (MEC), the Company will credit only the portion of the payment that will not cause the Policy to become a MEC, and return the balance of the payment to the premium payer. The Company will not credit any amount of premium to the Policy that will exceed MEC limits unless a MEC Notice and Acknowledgement Form is completed, signed, and returned to the Company’s Administrative Office from the policy owner to allow MEC status.The payment will be credited on the Valuation Date the payment was received in good order.

If the policy anniversary is within 14 calendar days of the date the premium is received, and applying the entire payment on the policy anniversary will not cause the Policy to become a MEC, we will hold the payment without interest until the policy anniversary and credit the entire payment as of the policy anniversary date. If the anniversary date is not a Valuation Date, the payment will be credited as of the next Valuation Date following the policy anniversary.

The policy owner will be notified by the Company of any premium that is held or refunded as a result of the payment exceeding its MEC limit.

The above procedures may not apply if there has been a material change to the Policy that impacts the 7-pay limit or 7-pay period because the start of the 7-pay year may no longer coincide with the policy anniversary.

(c)	For VLP and VLS: All subsequent premium payments are applied to VLP and VLS policies. The Company determines if a Policy has become a MEC on the monthly calculation date (or the anniversary date in the case of a reinstated policy) following the date the Company applies a subsequent premium payment. If the Policy has become a MEC, the Company will refund the portion of the premium payment that caused the Policy to become a MEC. No interest or investment performance will be earned on the portion of the payment that is refunded, unless the refund occurs more than 90 days following the date the Company receives the payment, in which case interest will be added. The Company will offer the policy owner the option to accept the Policy as a MEC, provided a MEC Notice and Acknowledgment Form is completed, signed, and returned to the Company’s Administrative Office along with the premium payment. The Company will apply the payment as of the Valuation Date that it is received in good order at the Company’s Administrative Office.

It is possible that a Policy that was going to become a MEC will not become a MEC, if the refunded premium payment is returned after the next policy anniversary date or after a material change to the Policy has taken place. In those cases the Company will apply the premium as of the day it was returned in good order and will not notify the policy owner of the change in the Policy’s MEC status.

Policy owners are also informed that they may contact the Company’s Administrative Office to request the MEC status of their Policy at any time.

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4.	Free Look Refunds – For VUL III and Apex VUL: The amount refunded under a specific policy’s free look provision will be either (a) return of premium less withdrawals and policy debt or (b) return of premium adjusted to reflect investment experience (i.e., account value less any withdrawals and policy debt), as required by state law and as provided in the Policy. If a Policy is issued in a state that requires a return of premium and that Policy is canceled during the free look period, as permitted by state law, the Company will refund only the premium paid less withdrawals and policy debt, even if the account value is greater than the premium paid.

When the Policy provides for a return of premium, the initial net premium payments are allocated to the money market division for the number of free look days provided in the Policy and required by state law, starting from the first Valuation date after the Policy’s Issue Date, and then transferred to the GPA and/or divisions of the Separate Account as elected by the policy owner.

Deductions are taken from the money market account or GPA (depending on the contract) if a Monthly Charge Date (MCD) occurs before the Company transfers the funds to the GPA and/or divisions of the Separate Account. When the Policy provides for return of investment experience, in good order premium is allocated to the GPA and/or Separate Account divisions that the client has selected.

Additionally, under certain circumstances, we may reissue the Policy with different features after the free look period expires. Generally, these requests are only honored if made within 90 days of the original Policy Issue Date.

5.	Maximum and Minimum Premium Payments in any Policy Year – The Policies provide for maximum and minimum premiums that may be paid. Each premium paid must be at least an amount set by the Company or, if greater, the amount needed to prevent the lapse and termination of the Policy. For all products except VLP, VLS, and Apex VUL, we reserve the right to return any premium payment under $20. For VLP and VLS, we reserve the right to return any premium payment under $10.

6.	Premium Payment Plans – The Company may provide, in its sole discretion, various methods for the payment of premiums. For example, the Company generally will send premium payment notices for the planned premium based on the amount and frequency in effect.

7.	Premiums During A Grace Period

The Policy may terminate without value if there is insufficient value to cover the monthly charges due on the MCD.

However, VUL (in certain states), VUL II , VUL III and Apex VUL offer a no-lapse guarantee. This no-lapse guarantee allows for the Policy to remain in force, regardless of the value of the Policy, unless the policy debt exceeds the account value less any surrender charges. For VUL, VUL II and VUL III, the no lapse guarantee is known as the Safety Test and is met by satisfying monthly guarantee premium payment requirements during certain specified periods. For Apex VUL, the no-lapse guarantee is known as the Guaranteed Death Benefit Safety Test (GDB Safety Test) and is met when the Guaranteed Death Benefit Measure (GDB Measure) is greater than or equal to zero. VLS and VLP do not offer a no-lapse guarantee.

Before the Policy terminates, the Company will allow a grace period during which the premium needed to avoid termination can be paid. We will mail a notice stating the amount due.

If there is no policy debt, the amount of premium needed to avoid termination will be as follows:

-	For VUL and VUL II: the lesser of the amount needed to satisfy the Safety Test or the amount needed to increase the account value to cover the monthly charges due.
-	For VUL III: the lesser of the amount needed to satisfy the Safety Test or the amount needed to increase the net surrender value to cover the monthly charges due.
-	For Apex VUL: the lesser of the amount needed to satisfy the GDB Safety Test or the amount needed to increase the net surrender value to cover the monthly charges due.

If there is policy debt, the amount of premium needed to avoid termination will be the amount needed to increase the net surrender value to an amount sufficient to cover the monthly charges due.

The grace period begins on the date the monthly charges are due. It ends 61 days after the date we mail the notice, except for Apex VUL. For Apex VUL, the grace period ends the later of:

•	61 days after the date it begins; and
•	31 days after we mail the notice.

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During the grace period, the policy will stay in force. If the insured dies during this period and the amount of premium needed to avoid termination has not been paid, we will pay the death benefit proceeds, reduced by the amount of premium needed to avoid termination and any policy debt.

If we do not receive the required payment by the end of the grace period, the policy will terminate without value at the end of the grace period.

The Company mailing a termination or a lapse notice to the policy owner constitutes sufficient notice of cancellation of coverage.

B.       Separate Account Divisions – The policy owner may allocate premiums or transfer account value among the divisions of the applicable Separate Account and the GPA.

1.	Account Value – The account value is the sum of all net premium payments adjusted by periodic charges and credits, partial withdrawals, transfers in and out of the Separate Account divisions and GPA, Persistency Credit (if applicable), interest credited to the GPA and net investment experience of the Separate Account. The Policy’s account value will be allocated among the various divisions of the Separate Account and the GPA as directed by the policy owner. The account value attributable to a particular division of the Separate Account is reflected through the value of the units held in each division. Unit values are determined on each Valuation Date. For VLS, VLP, VUL, and VUL II, the unit values will reflect a mortality and expense risk charge (M&E), as described in the Policies’ prospectuses. For VUL III and Apex VUL, the unit values will reflect an Asset Charge as described in the Policies’ prospectuses.

Deductions and credits are accomplished by purchasing or selling units of each division held under the Policy.

2.	Allocation Changes – The policy owner may change the allocation of net premium among the divisions and the GPA. When accompanied by a premium payment, a request to change the net premium allocation will become effective on the Valuation Date we receive the request, in good order, at our Administrative Office. If we receive the request in good order on a non-Valuation Date or after the end of a Valuation Date, the change will become effective on the next Valuation Date.

3.	Transfers – The transfer of account value between or among divisions and/or the GPA is allowed without charge subject to the following: (a) transfer requests must be submitted on the Variable Life Product Transfer of Values, Future Net Premium Allocation Change, and Unscheduled Portfolio Rebalancing form, by telephone, or other Company approved methods; (b) transfer limitations applicable to the GPA as described in the Policies’ prospectuses; (c) transfers of values between or among the divisions or to the GPA will be made by selling accumulation units in a division and applying the value of the sold units to purchase units in the other division(s) or applying the value of the sold units to the GPA; and (d) transfers of values from the GPA to one or more divisions of the Separate Account will be made by applying all or part of the value in the GPA (excluding any outstanding policy loans) to purchase accumulation units in the division(s).

For Apex VUL, in addition to the limitations above, the following restrictions also apply: (a) transfers are not permitted from the GPA to the money market division of the Separate Account; and (b) transfers from a division of the Separate Account to the money market division of the Separate Account are not permitted within 90 days of any transfer from the GPA.

The Company currently imposes no limit on the number of transfers in a policy year other than from the GPA, but the Company reserves the right to limit the number of transfer requests that can be made during a contract year. Additionally, the policy owner may not make fund transfers during the free look period in states that require us to refund the premium paid for the Policy less withdrawals and policy debt.

a.	Limits on Frequent Trading and Market-Timing Activity

This Policy and its investment options are not designed to serve as vehicles for what we have determined to be frequent trading or market timing trading activity. We consider these activities to be abusive trading practices that can disrupt the management of a fund in the following ways:

•	by requiring the fund to keep more of its assets liquid rather than investing them for long term growth, resulting in lost investment opportunity; and

•	by causing unplanned portfolio turnover.

These disruptions, in turn, can result in increased expenses and can have an adverse effect on fund performance that could impact all policy owners and beneficiaries under the Policy, including long-term policy owners who do not engage in these activities. Therefore, we discourage frequent trading and market timing trading activity and will not accommodate frequent transfers among investment divisions. Organizations and individuals that intend to trade frequently and/or use market timing investment strategies should not purchase this Policy.

We have adopted policies and procedures to help us identify those individuals or entities that we determine may be engaging in frequent trading and/or market timing trading activities. We monitor trading activity to uniformly enforce those procedures. However, those who engage in such activities may employ a variety of techniques to avoid detection.

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Our ability to detect frequent trading or market timing may be limited by operational or technological systems, as well as by our ability to predict strategies employed by policy owners (or those acting on their behalf) to avoid detection.

Therefore, despite our efforts to prevent frequent trading and the market timing of funds among the divisions of the Separate Account, there can be no assurance that we will be able to identify all those who trade frequently or employ a market timing strategy (or any intermediaries acting on behalf of such persons), and curtail their trading in every instance. Moreover, our ability to discourage and restrict frequent trading or market timing may be limited by decisions of state regulatory bodies and court orders that we cannot predict. In addition, some of the funds are available with variable products issued by other insurance companies. We do not know the effectiveness of the policies and procedures used by these other insurance companies to detect frequent trading and/or market timing. As a result of these factors, the divisions of the Separate Account may reflect lower performance and higher expenses across all policies as a result of undetected abusive trading practices.

If we, or the investment adviser to any of the funds available with this Policy, determine that a policy owner’s transfer patterns reflect frequent trading or employment of a market timing strategy, we will allow the policy owner to submit transfer requests by regular mail. We will not accept the policy owner’s request if submitted by overnight mail, fax, the telephone, our website, or any other type of electronic medium. Additionally, we may reject any single trade we determine to be abusive or harmful to the fund.

Orders for the purchase of fund shares may be subject to acceptance by the fund. Therefore, we reserve the right to reject, without prior notice, any transfer request to a division if the division’s investment in the corresponding fund is not accepted for any reason. In addition, funds may assess a redemption fee which we reserve the right to collect on shares held for a relatively short period. The prospectuses for the funds describe the funds’ frequent trading or market timing policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. We have entered into a written agreement, as required by SEC regulation, with each fund or its principal underwriter that obligates us to provide to the fund promptly upon request certain information about the trading activity of individual policy owners and to execute instructions from the fund to restrict or prohibit further purchases or transfers by specific policy owners who violate the frequent trading or market timing policies established by the fund. Policy owners and other persons with interests in the policies should be aware that the purchase and redemption orders received by the funds generally are “omnibus” orders from intermediaries, such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the funds in their ability to apply their frequent trading or market timing policies and procedures. It may also require us to restrict or prohibit further purchase or transfers as requested by a fund on all policies owned by a policy owner whose trading activity under one variable contract has violated a fund’s frequent trading or market timing policy. If a fund believes that an omnibus order reflects one or more transfer requests from contract owners engaged in frequent trading or market timing activity, the fund may reject the entire omnibus order.

We will notify a policy owner in writing if we reject a transfer or if we implement a restriction due to frequent trading or the use of market timing investment strategies. If we do not accept a transfer request, no change will be made to the allocations per that request. We will then allow the policy owner to resubmit the rejected transfer by regular mail only.

Additionally, we may in the future take any of the following restrictive actions that are designed to prevent the employment of a frequent trading or market timing strategy:

•	not accept transfer instructions from a policy owner or other person authorized to conduct a transfer;

•	limit the number of transfer requests that can be made during a policy year; and

•	require the value transferred into a fund to remain in that fund for a particular period of time before it can be transferred out of the fund.

We will apply any restrictive action we take uniformly to all policy owners we believe are employing a frequent trading or market timing strategy.

We reserve the right to revise our procedures for detecting frequent trading and/or market timing at any time without prior notice if we determine it is necessary to do so in order to better detect frequent trading and/or market timing, comply with state or federal regulatory requirements, or impose different restrictions on frequent traders and/or market timers. If we modify our procedures, we will apply the new procedure uniformly to all policy owners.

4.	Withdrawals – A withdrawal can be taken after the first policy year, partial withdrawals may be made at any time the Policy is in force and the insured is living. The withdrawal will reduce the policy’s account value by the amount withdrawn. There is no withdrawal fee or a surrender charge when a partial withdrawal is processed. Withdrawals are subject to one or more of the following limitations,

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depending upon the Policy (see the Policy or its prospectus for details): (a) the minimum amount of a withdrawal is $100; (b) the maximum amount of a withdrawal is 75% of the net surrender value as of the Valuation Date the withdrawal request is received, or first becomes, in good order (A different calculation is used for VLP. For VLP, the account value remaining after the withdrawal must be at least equal to or greater than the sum of the cutoff premium for the Policy.); (c) the Face Amount (FA) after a withdrawal must not be less than that specified in the Policy or as set forth in the Policy’s prospectus; (d) the withdrawal from each division cannot exceed the non-loaned account value allocated to that division as of the date of the withdrawal; and (e) no withdrawals are allowed after the insured has reached Attained Age 100, except for VUL III and Apex VUL. We will not allow a withdrawal if it would result in a reduction of the FA to less than the minimum FA.

If the request lists percentages instead of dollar amount to be withdrawn from one or more Separate Account divisions and/or GPA, the request will be deemed not in good order. However, by submitting such a request, you authorize the Company to calculate the equivalent dollar amount for each designated division based on the total withdrawal amount and the percentages indicated for each division. After we calculate the dollar amount, the form is considered to be in good order.

If the request is for a pro-rata withdrawal, we will deduct the amount proportionately from the available Separate Account divisions and the non-loaned account value in the GPA. By submitting such a request, you authorize us to calculate the pro-rata percentages for each division based on the prices of the divisions as of the close of the last valuation date before we received your request. We then use the pro-rata percentages to calculate the equivalent dollar amount for each division based on the total withdrawal amount.

If the net amount specified is more than the amount available for withdrawal, we will process the request for the maximum amount available. If the difference is greater than $100.00, the request is deemed not in good order, and the client is contacted to validate the partial withdrawal amount.

For VLP and VLS maximum withdrawals, requests are priced as of the date received in good order but are processed on the next Valuation Date in order to properly determine the maximum amount of the withdrawal allowed under the terms of the Policy.

Withdrawal requests where evidence of insurability is not required will be effective on the Valuation Date we receive the written request in good order.

Withdrawal requests where evidence of insurability is required will be effective on the Valuation Date we approve the evidence of insurability application, provided that the remainder of the withdrawal request is in good order on that date.

We will pay the redemption amount within seven calendar days of the transaction effective date, unless we are required to suspend or postpone withdrawal payments.

5.	Surrenders

For VUL, VUL II, VUL III and Apex VUL, the Policy may be surrendered for its net surrender value at any time while the policy is in force, and the insured is living. The net surrender value of the policy is equal to the account value less any surrender charges that apply and less any policy debt.

For VLS and VLP, the Policy may be surrendered for its cash surrender value at any time while the policy is in force, and the insured is living. The cash surrender value of the Policy is equal to the account value less any surrender charges that apply and less any policy debt.

The surrender will be effective on the Valuation Date we receive all required, fully completed forms in good order at our Administrative Office. If the surrender involves an exchange or transfer of assets to a Policy issued by another financial institution or insurance company (not MassMutual or any of its subsidiaries), we also will require a completed absolute assignment form and any state mandated replacement paperwork. If we receive the request in good order on a non-Valuation Date or after the end of a Valuation Date, the surrender request will be effective as of the next Valuation Date. We will pay any surrender amounts within seven calendar days of the surrender effective date, unless we are required to suspend or postpone surrender payments.

The Policy terminates as of the effective date of the surrender and cannot be reinstated unless required by law. Surrendering the Policy may result in adverse tax consequences.

6.	Dollar Cost Averaging (DCA) Program (VUL, VUL II, VUL III, Apex VUL and VLS )

When DCA, an automated transfer program, is available, an amount of money is initially placed in one division of the Separate Account. Over a stipulated period of time and at a preset frequency, a specified amount of account value is

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transferred from that “source division” and allocated to other divisions (object divisions) of the Separate Account or GPA fund. The GPA fund cannot be used as one of the “source divisions.”. The actual transfers begin on the Valuation Date as specified in the request. However, for VUL III and Apex VUL, the DCA transfer date cannot occur within 66 days of the Policy’s Issue Date.

The minimum account value of the selected “source” division must be at least $1,000. The minimum transfer amount for the DCA program is $100.

If, on a specified DCA transfer date, however, the division from which amounts are being transferred does not have enough value to make the transfers elected by the policy owner, DCA will not occur. DCA will occur on the next designated DCA transfer date as long as the amount designated to be transferred is available.

The DCA Program is not available if Portfolio Rebalancing is in effect.

For VLS, the minimum account value of the selected “source” division must be at least $5,000. The GPA cannot be used as one of the “source” divisions. The actual transfers begin on the DCA Start Date as specified in the request. The minimum transfer amount from the DCA program is $50. If, on a specified DCA transfer date, however, the division from which amounts are being transferred is less than the specified transfer amount, the remaining value in that division will be transferred on a pro rata basis to the designated divisions and the GPA. The DCA will then automatically terminate, and future DCA transfers will not occur. The policy owner must submit another DCA request to restart the DCA program.

7.	Portfolio Rebalancing (VUL, VUL II, VUL III, and Apex VUL)

Portfolio Rebalancing is an automated transfer program that allows a policy owner to rebalance their portfolio on a pre-determined schedule that they set. The GPA is not included in the Portfolio Rebalancing Program.

Over time, varying investment performance among the divisions may cause the ratios of policy owner’s account value in the selected divisions to change. The Portfolio Rebalancing Program allows the policy owner to choose divisions among which they wish to maintain certain relative proportions of account value. At a pre-determined frequency, we will make transfers among all the divisions selected so that the account values in the selected divisions match the ratios set by the policy owner.

In order for Portfolio Rebalancing to occur, the account value in at least one of the selected funds must vary from the chosen ratio by at least $25.00. In addition, for VUL III and Apex VUL, the first rebalancing will not occur within 66 days of the Policy’s Issue Date.

To elect Portfolio Rebalancing, a policy owner must complete our Portfolio Rebalancing request form and send it to us for processing. Portfolio Rebalancing can also be elected by telephone subject to certain restrictions.

The automated Portfolio Rebalancing Program may not be elected while Dollar Cost Averaging is in effect for the Policy. We do not charge to participate in the Portfolio Rebalancing Program. We may at any time modify, suspend, or terminate the Portfolio Rebalancing Program without prior notification. Portfolio rebalancing will not assure a policy owner of a profit and will not protect against loss in declining markets.

If a one-time portfolio rebalance is preferred instead of the automated Portfolio Rebalancing Program, a policy owner may complete the Variable Life Product Transfer of Values, Future Net Premium Allocation Change, and Unscheduled Portfolio Rebalancing form and send it to us for processing. Unscheduled Portfolio Rebalancing also can be elected by telephone subject to certain restrictions. A request for Unscheduled Portfolio Rebalancing will take effect on the Valuation Date it is received in good order at our Administrative Office.

The policy owner may not select the GPA as one of the funds to be rebalanced. In many products, it reserves the right to limit transfers to not more than one every 90 days in connection with compliance with Section 404(c) of ERISA, and all transfers are subject to MassMutual’s policy regarding Frequent Transfers and Market Timing Activity.

8.	Persistency Credit (Apex VUL only)

Beginning on the 15th policy anniversary and on each MCD thereafter that the Apex VUL Policy is in force, we may apply a Persistency Credit to the non-loaned account value. The Persistency Credit start date is shown on the Policy’s specifications pages.

The payment of the Persistency Credit is not guaranteed except for policies issued in NewYork. Other than policies issued in NewYork, we may reduce the amount of the Persistency Credit or discontinue the Persistency Credit altogether at any time

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based on our expectations as to future experience regarding one or more of the following: persistency under the policies and our investment earnings, expenses and tax results, capital and reserve requirements and profits.

If we pay a Persistency Credit, it will be allocated to the Separate Account division(s) and the GPA based on the net premium allocation in effect as of the MCD. Once paid, the Persistency Credit becomes part of the policy’s Account Value and is nonforfeitable, except indirectly due to the collection of any surrender charges. Persistency Credits do not increase the policy’s cost basis.

If the Persistency Credit is paid, it will be calculated on each MCD after net premiums are applied and after any policy loan, policy change, transfer or withdrawal is processed, but before monthly charges are deducted. The amount of any Persistency Credit is calculated as follows: (1) a monthly Persistency Credit percentage based on an annual rate that we declare; multiplied by (2) the non-loaned account value.

If your policy has lapsed, we will not apply the Persistency Credit to your account value. The amount that would have been credited during the time your policy lapsed will not be made up if your policy is reinstated. However, if your policy is reinstated on or after the 15th Policy anniversary, we will begin applying a Persistency Credit on the MCD on or following the reinstatement date as if the Policy had not lapsed.

9.	Deductions & Charges

a.	Monthly Charges

The Policy is assessed monthly charges based on current rates, but the Company may change these rates periodically to reflect expectations for future mortality, investment, persistency and expense results; however, the current rates may not exceed the maximum guaranteed rates. If the date such charges would ordinarily be deducted is not a Valuation Date, such charges will be deducted as of the next Valuation Date.

(i)	Monthly charges will be deducted from the divisions of the Separate Account and from the GPA on the MCD in proportion to the values of the Policy in each of those divisions and in the GPA (excluding any outstanding loans).

(ii)	Deductions for these charges will be effective on the Valuation Date that is on, or next follows, the latest of: (a) the Register Date; (b) the date the charges are due; and (c) the date the Company receives the amount of premium needed to prevent termination of the Policy.

(iii)	The Policies’ charges are described in the applicable Policy and in the Policies’ prospectuses.

(iv)	Directed Monthly Deduction Program (DMDP) – When DMDP is available, a policy owner may elect to have monthly policy charges deducted from his/her account value in one investment option, rather than from all options on a pro rata basis. Deductions occur on Monthly Charge Dates, which are the same day of the month as the Policy Date.

A request to elect, change, or cancel the DMDP will become effective the next MCD. Additionally, provided there is sufficient account value in the designated DMDP investment option, the monthly charges will be deducted from the designated DMDP investment option on the appropriate MCD. Insufficient account value within the designated DMDP investment option will result in monthly charges being deducted pro rata from all investment options with account value. The Company reserves the right to modify the features of the DMDP at its sole discretion. DMDP is not available with VLP or VLS.

b.	Premium Expense Charge – The Policy is assessed a premium expense charge for each premium made. It is based on current rates, but the Company may periodically change these rates, subject to certain maximum rates, to reflect expectations for future mortality, investment, persistency, and expense results.

c.	Surrender Charges – The Policies provide for the imposition of surrender charges in certain circumstances, as described in the Policies and their prospectuses. Elected decreases in FA (i.e., decreases resulting from other than a withdrawal or a change in the Death Benefit Option) may result in a surrender charge. If so, it will be equal to the surrender charge as of the date of the decrease for that portion of any segment that is canceled under the decrease. Whenever a pro-rata surrender charge is assessed, the ongoing surrender charges for each segment that is canceled (in full or in part) are reduced in proportion to the amount of the reduction in FA for that segment.

d.	Changes in Current Rates – The Company, at its sole discretion, may periodically revise Insurance Charge rates, the monthly Policy Loan Expense Charge, Premium Expense Charge, Face Amount Charge, and Monthly Administrative Charge. Such revised charges are effective from the MCD on or next following the date the Company implements the changes for all new issues and all in-force policies.

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10.	Policy Loans – After the free look period has expired and while the insured is living, generally, policy loans can be made at any time in accordance with the terms of the Policy and /or as described in the Policy’s current prospectus. All policy loans are priced on the Valuation Date the request is received in good order at the Company’s Administrative Office and will generally be processed on that date. The amount equal to any outstanding policy loans will be held in the GPA. The amount transferred from each division of the Separate Account and/or GPA will be in proportion to the non-loaned value in each of the divisions and/or GPA as of the effective date of the loan. The policy loan interest will begin accruing as of the effective date of the policy loan.

We will pay the redemption amount within seven calendar days of the loan transaction effective date.

Once we have processed a loan request and deducted the proportionate amounts from the Separate Account divisions and/or the GPA, we consider the loan effective and outstanding. If, after we process the loan request, the policy owner decides not to cash the check, the owner may submit a written request to our Administrative Office to repay the loan amount. The loan repayment will be effective on the Valuation Date the written request is received in good order at our Administrative Office. Loan interest begins to accrue as soon as the loan is effective. Therefore, loan interest will accrue even if the loan check is not cashed.

11.	Loan Repayment – All loan repayments will be applied on the Valuation Date they are received in good order at our Administrative Office.

Loan repayments must be clearly identified as such; otherwise, they will be considered premium payments. Any loan repayment dishonored by a bank after it has been applied to the Policy will be deemed void and the payment will be reversed. If policy loan interest is capitalized, there will be an automatic transfer of such amount from the divisions of the Separate Account to the GPA. The amount transferred from each division of the Separate Account will be in proportion to the non-loaned value in each of the funds as of the effective date of the loan. Any interest added to the loan will be treated as a new loan.

For VLP, all loan repayments are paid into the GPA, even if no funds came from the GPA, until the loan is repaid in full.

When we receive a loan repayment and only a portion is needed to fully repay the loan, we will apply any excess as premium and allocate it according to the current premium allocation instructions after deduction of the premium expense charge. Any subsequent loan repayments received after the loan is fully repaid will be refunded to the premium payer.

12.	Death Benefits

a.	General – The Policies insure a single life and pay a death benefit upon due proof of the death of the insured and receipt of all information, forms and documents needed to make the claim in good order. As long as the Policies remain in force, the Company will pay a Death Benefit to the named Beneficiary or Beneficiaries in accordance with the designated Death Benefit Option(s). The amount of the death benefit is determined as of the date of the insured’s death. These Death Benefit procedures apply to any Death Benefit payable pursuant to the terms of any rider attached to the Policies, unless such rider explicitly provides otherwise.

b.	Investigations – A claim for death benefits will not be in good order until the Company has concluded an investigation of the claim involving the death of the insured, if such death occurred during the first two policy years, or during the first two years after an increase in Selected Face Amount, and in any other circumstances in which the Company may have a basis for contesting the claim. For VUL, VUL II, VUL III and Apex VUL, a claim for death benefits will also not be in good order until the Company has concluded an investigation of the claim involving the death of the insured if such death occurred two years after the date of a reinstatement that required evidence of insurability to reinstate.

Upon receipt of a report containing the results of a completed investigation, the Company usually will make a determination within five business days as to whether the claim will be paid.

c.	In Good Order – The Company will generally process and pay the death benefit within seven calendar days from the date on which the claim becomes in good order, that is, from the date the Company has: (1) verified the validity of the claim; (2) received due proof of death of the insured; (3) received all necessary forms and documents from the Beneficiary or Beneficiaries; and (4) determined that all other information or documentation has been received and is in good order.

d.	Delay of Payment of Death Benefit – Payment of Death Benefits may be postponed under certain circumstances, as permitted by federal securities laws and regulations and state insurance laws and regulations.

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e.	Payment Options – As discussed in Section II.B.11.a. above, each Policy provides a Death Benefit Option(s) which determines the death benefit amount payable to the named Beneficiary when the insured dies. The Policies’ death benefit amount payable is described in the Policies and/or in the Policies’ current prospectuses.

Depending on the Policy, the following Death Benefit Option(s) may be available:

(i)	Under Death Benefit Option 1 (DBO 1) the death benefit is the greater of: (a) The FA in effect on the date of the insured’s death; or (b) The Minimum Death Benefit in effect on the date of the insured’s death.

(ii)	Under Death Benefit Option 2 (DBO 2), the death benefit is the greater of: (a) The FA in effect on the date of the insured’s death plus the account value on that date; or (b) The Minimum Death Benefit in effect on the date of the insured’s death.

(iii)	Under Death Benefit Option 3 (DBO 3), the death benefit is the greater of: (a) The FA in effect on the date of the insured’s death plus the sum of all premiums paid, less any premium refunded to that date; or (b) The Minimum Death Benefit in effect on the date of the insured’s death. For VUL III and Apex VUL DBO 3: the death benefit is the greater of: (a) The FA in effect on the date of the insured’s death plus the premiums paid (less any premiums refunded and any premiums paid after the insured’s attained age 90) to the date of death, plus optional interest that is credited during the first five policy years on premiums paid; or (b) The Minimum Death Benefit in effect on the date of the insured’s death.

If the Owner has not elected a payment option during the insured’s lifetime, or if the beneficiary does not elect a payment option, the death benefit will be paid as a single lump sum.

The following options are available for payment of the death benefit as a lump sum (a) cash or or (b) depending on the Policy, one or more of our payment options described in the Policies’ and/or in the Policies’ current prospectuses. Not all Policies offer payment options.

f.	Interest on Death Benefit – The Company will credit interest from the date of the insured’s death to the date of payment if the Death Benefit is paid in one sum or until the effective date of any applicable payment option elected. The amount of interest will be computed using an effective annual rate as described in the Policies and/or in the Policies’ current prospectuses.

g.	The Minimum Death Benefit – Is equal to the account value multiplied by the Death Benefit Factor for the insured’s attained age. The Death Benefit Factor depends on the IRC 7702 test chosen at issue by the policy owner (Cash Value or Guideline Premium test).

h.	Adjusted Death Benefit – The Company shall deduct from the Death Benefit any policy debt outstanding on the date of the insured’s death (including any accrued loan interest) and any unpaid amount needed to avoid termination during the policy grace period to the date of the insured’s death.

C.	Increases in Face Amounts

For VUL and VUL II, if the account value is insufficient (or the net surrender value if there is policy debt) to continue the Policy in force for three months with the requested change in FA, we may require an additional payment prior to processing the requested change. For VUL III and Apex VUL, if necessary to continue the Policy in force for three months at the new monthly charges and interest, we may require a premium payment sufficient to increase the net surrender value to such an amount.

1.	While the insured is living, the FA may be increased by request. However, an increase in FA cannot be processed during a grace period. Any increase in FA is subject to the following conditions: (a) Submission of a written application for increase; (b) Satisfactory evidence of insurability must be provided for the insured; (c) For VUL and VUL II, no increase may be made after the Policy Anniversary Date nearest the insured’s 85th birthday; For VUL III, no increase may be made after the Policy Anniversary Date nearest the insured’s 90th birthday. For Apex VUL, no increase may be made after the Policy Anniversary Date nearest the insured’s 75th birthday; For VLP, no increase may be made less than six months after the Policy Date or another increase or after the Policy Anniversary Date nearest the insured’s 82nd birthday; For VLS, no increase may be made after the Policy Anniversary Date nearest the insured’s 80th birthday; (d) The minimum amount of any increase is $15,000 for VUL, VUL II, VLP, and VLS; The minimum amount of any increase for VUL III and Apex VUL is $25,000.

2.	The effective date of a FA increase is described in the Policies and in the Policies’ current prospectuses.

For VUL, VUL II, VUL III and Apex VUL, the monthly charges that apply to each elected FA increase are the FA charge and the insurance charge. Additionally, for Apex VUL, the GDB Insurance Factors and GDB Face Amount Factors will apply for each FA increase. For VLP and VLS, the monthly insurance charges will apply.

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Additional surrender charges will apply for each FA increase. The premium expense charge also applies to each elected FA increase. The charges associated with the increase will be deducted from the account value beginning on the effective date of the increase.

3.	Premium payments received once an increase becomes effective will be allocated to each Face Amount segment. The premium allocation will be made on a pro rata basis using the expense premium for each segment.

D.	Decreases in Face Amount

For all VLS and VLP, if the account value (or the net surrender value if there is policy debt) is insufficient to continue the Policy in force with the requested change in FA, a premium payment may be required. The FA may be decreased at the policy owner’s request, while the insured is living, one year after a FA increase.

1.	After the first policy year, the FA may be decreased at the policy owner’s request while the insured is living. However, a decrease in FA cannot be processed during a grace period.

2.	Elected decreases in FA (i.e., decreases resulting from other than a withdrawal or a change in the DBO) are taken from the most recent increase.

3.	Non-elected decreases in FA (i.e., decreases resulting from a withdrawal or a change in the DBO) are administered by canceling previously issued segments on a last-in-first-out basis. No surrender charge is assessed when the FA is reduced as the result of a non-elected decrease.

4.	The effective date of a FA decrease is described in the Policies’ current prospectuses.

5.	For VLS, the decrease must not reduce the FA to an amount less than the minimum FA of $50,000.

6.	For VLP, the decrease must not reduce the FA to an amount less than the minimum as indicated in the table below.

		—Minimum FA for—
Market	Issue/Increase Age	New Issues	Increases
Qualified	0-55	$ 15,000	$ 5,000
	56	14,000	5,000
	57	13,000	5,000
	58	12,000	5,000
	59	11,000	5,000
	60+	10,000	5,000

Nonqualified	0-35	$ 50,000	$ 15,000
	36-40	40,000	15,000
	41-45	30,000	15,000
	46-50	20,000	15,000
	51+	15,000	15,000

For VUL, VULII, VUL III and Apex VUL, after the first policy year, the FA may be decreased at the policy owner’s request, while the insured is living, or one year after a FA increase.

1.	A decrease in FA can be processed during a grace period.

2.	Elected decreases in FA (i.e., decreases resulting from other than a withdrawal or a change in the DBO) are taken from the most recent increase.

3.	Non-elected decreases in FA (i.e., decreases resulting from a withdrawal or a change in the DBO) are administered by canceling previously issued FA Increase segments on a last-in-first-out basis. No surrender charge is assessed when the FA is reduced as the result of a non-elected decrease.

For VUL II, no decrease in FA may be made after the insured’s Attained Age 99 or if the decrease would result in a FA less than $50,000. For VUL III and Apex VUL, no decrease in FA may be made after the insured’s Attained Age 120 or if the decrease would result in a FA less than the minimum FA of $50,000.

When we receive a written request for a decrease in FA from the policy owner, we will provide the policy owner with a written notice that specifies the surrender charges to be assessed at the time of the decrease except for VLP. If the policy owner does not withdraw the request for the decrease in FA within ten business days from the date of the written notice, we will process the decrease in FA and assess any surrender charges that may apply. If we determine that the Policy will become a MEC, then the decrease will not be processed until a MEC Notice and Acknowledgement Form is received in good order at our Administrative Office.

A Policy may be reinstated in accordance with its terms. Reinstatement requires a written application, evidence of insurability on the insured, a MEC Notice and Acknowledgment Form, if applicable, and a premium payment of an amount necessary to keep the Policy in force for three months from the date of reinstatement.

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E.	Reinstatement

For VLS and VLP, the Policy will be reinstated after the application has been approved and the required premium is received in good order at our Administrative Office. The reinstatement date will be the Valuation Date on or immediately following the date we determine the application and payment to be in good order. Upon reinstatement approval, the premium will be applied and the premium expense charge is deducted.

For VUL and VUL II (except for Policies issued in Pennsylvania), the Policy will be reinstated on the MCD that is on, or precedes, the date we approve the application. For VUL and VUL II policies issued in the state of Pennsylvania, the reinstatement effective date is the MCD that is on or next follows the date we approve the application.

For VUL III, the policy will be reinstated on the Valuation Date on or next following the later of

•	the date we approve your application and
•	the date we receive the premium required to reinstate the policy.

For Apex VUL, the Policy will be reinstated on the MCD that is on, or precedes, the later of:

•	the date we approve the application; and
•	the date we receive the premium required to reinstate the policy.

If the reinstatement application is not approved within five business days of receipt of the premium, the premium is refunded to the remitter. A letter is sent to the remitter with the refund premium. Once the reinstatement is approved, we send a letter to the owner requesting premium due for three months. If the surrender charge was taken when the Policy terminated, the applicable surrender charges will not be reinstated. Unless required by law, policy debt as of the date of termination is not reinstated. In other words, a reinstatement does not reinstate any Policy loan outstanding at the time of the Policy’s termination.

The account value of the reinstated Policy will be the premium paid to reinstate less the premium expense charge and less applicable monthly charges due. In addition, for Apex VUL, the GDB Measure will be set equal to the GDB Measure at the time of lapse, plus the reinstatement premium paid, less any premium expense charge, less any GDB Monthly Charge Factors.

Reinstatement premium will be allocated in accordance with the net premium allocation instructions that were in effect on the date the Policy lapsed.

F.	Correction of Misstatement of Age or Gender

For VLS and VLP – If the insured’s age or gender was misstated in the Policy application, or the Policy has been issued incorrectly, we may adjust the death benefit. The adjustment will reflect the amount provided by the most recent monthly insurance charges using the correct age or gender. If the adjustment is made while the insured is living, monthly charges after the adjustment will be based on the correct age and gender.

For VUL, VUL II, and VUL III – If the insured’s age or gender was misstated in the Policy application, or the Policy has been issued incorrectly, we may adjust the FA. The adjustment will reflect the amount provided by the most recent monthly insurance charges using the correct age and gender. If the adjustment is made while the insured is living, monthly charges after the adjustment will be based on the correct age and gender.

For Apex VUL – If the Insured’s date of birth or gender is misstated in the application, or the Policy has been issued incorrectly, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly Insurance Charge using the correct age and gender. If the adjustment is made before the Insured dies, the FA will remain the same, and future monthly charges will be based on the correct age and gender.